EXHIBIT 99.1

Federal-Mogul Delivers Strong Q2 Sales and Net Income

Sales Increased 13%, Net Income Up 31%, Strong Operational EBITDA
SOUTHFIELD, Mich., July 28, 2011 /PRNewswire/ -- Federal-Mogul Corporation (NASDAQ: FDML) today announced higher sales and improved financial results in Q2 2011 versus the same period of 2010. The company reported sales of $1.8 billion, a 13 percent increase versus the prior year, or 6 percent in constant dollar terms. Gross margin was $299 million or 16.6 percent of sales, an increase of $25 million compared to Q2 2010. Selling, general and administrative expenses were improved to a record low of 9.6 percent of sales in the quarter. Net income for the second quarter 2011 was $64 million or $0.64 per diluted share, versus $49 million or $0.49 per diluted share in Q2 2010, a 31 percent increase. Operational EBITDA(1) was $200 million or 11.1 percent of sales during the quarter, and cash flow(2) was $22 million, demonstrating the company's strong operating performance and efficient ability to grow above the global vehicle markets.

($ millions)	Q2 2011	Q2 2010	B/(W)

Net Sales	$1,800	$1,598	$202
Gross Margin	299	274	25
percent of sales	16.6%	17.2%	(0.6) pts
SG&A	(173)	(169)	(4)
percent of sales	9.6%	10.6%	1.0 pts
Net Income (attributable to F-M)	64	49	15
percent of sales	3.6%	3.1%	0.5 pts
EPS	0.64	0.49	0.15
EBITDA	200	199	1
percent of sales	11.1%	12.5%	(1.4) pts
Cash Flow	22	6	16

"Federal-Mogul had a very solid Q2 and continues to perform well, with strongly increasing customer demand for our leading technology and innovation in all vehicle market segments. Sales in Q2 2011 were $1.8 billion, up 13 percent, net income was $64 million, up 31 percent and EBITDA was $200 million; once again our results compare favorably to analysts' expectations," said President and Chief Executive Officer Jose Maria Alapont.
The company's sales growth was driven by market share gains in all original equipment business units combined with higher global original equipment market demand. Federal-Mogul's total sales were $1.8 billion in Q2 2011, an increase of 13 percent, or 6 percent in constant dollars, from $1.6 billion in Q2 2010. The company's original equipment sales increased 23 percent, or 14 percent on a constant dollar basis, with China up 19 percent and India up 28 percent. Original equipment sales represented 66 percent of the company's total sales in the quarter.
Federal-Mogul's aftermarket sales in Q2 2011 declined by 3 percent, or 7 percent on a constant dollar basis, with strong growth in developing markets, led by China up 21 percent and India up 26 percent. Federal-Mogul's rapidly growing aftermarket sales in Europe, China, India and other markets now represent 40 percent of Federal-Mogul's global aftermarket sales.
"Federal-Mogul had solid profit improvement in the second quarter 2011, and implemented additional effective actions this year that enabled the company to fully offset adverse materials cost impact through supplier negotiations, additional operating efficiency and customer price recoveries," said Alapont.
Federal-Mogul's gross margin in Q2 2011 was $299 million, an increase of $25 million versus $274 million in Q2 2010. SG&A expenses in Q2 2011 were improved to 9.6 percent of sales from 10.6 percent of sales in Q2 2010, an all-time record for the company. The company reported, in Q2 2011, net income of $64 million or $0.64 per diluted share, an increase of 31 percent, up from $49 million or $0.49 earnings per diluted share in Q2 2010. Operational EBITDA in Q2 2011 was $200 million or 11.1 percent of sales. The company generated $22 million of positive cash flow during the period.
"Federal-Mogul's products help customers meet and exceed regulatory requirements and vehicle differentiation demands through increased fuel economy, reduced emissions and improved vehicle safety. We continue to introduce new technologies that receive strong customer demand, and our pipeline of innovation and intellectual property is delivering leading, first-to-market solutions," said Alapont.
The company also announced that it has determined, based on its previously announced review of strategic alternatives, that without ruling out other opportunities that may present themselves, it intends at the present time to concentrate primarily on organic growth and strategic acquisitions.
"Federal-Mogul's 2011 sales growth and profitable operating performance continues our strong track record of success," said Alapont. "We have again delivered stronger results and this ongoing improvement will drive us forward throughout 2011 and beyond, thereby enabling Federal-Mogul to continue to generate sustainable global profitable growth."
(1) Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, expense associated with U.S. based funded pension plans and OPEB curtailment gains or losses.
(2) Cash flow is equal to net cash provided from operating activities less net cash used by investing activities, as set forth on the attached statement of cash flows.
About Federal-Mogul
Federal-Mogul Corporation is a leading global supplier of powertrain and safety solutions to the world's foremost original equipment manufacturers of automotive, commercial, aerospace, marine, rail and off-road vehicles; industrial, agricultural and power generation equipment; as well as the worldwide aftermarket. Federal-Mogul's leading technology and innovation, lean manufacturing expertise and global distribution network deliver world-class products, brands and services at a competitive cost. The company's sustainable global profitable growth strategy creates value for its employees, customers and shareholders. Federal-Mogul was founded in Detroit in 1899. The company is headquartered in Southfield, Michigan, and employs approximately 45,000 people in 35 countries.
Federal-Mogul's aftermarket products are sold under a variety of well-known brands, including: Abex®, AE®, ANCO®, Beral®, Carter®, Champion®, FP Diesel®, Fel-Pro®, Ferodo®, Glyco®, Goetze®, MOOG®, National®, Necto®, Nural®, Payen®, Precision®, Sealed Power®, Speed-Pro® and Wagner®. All Federal-Mogul trademarks are owned by Federal-Mogul Corporation, or one or more of its subsidiaries, in one or more countries. Visit the company's website at www.federalmogul.com.
Forward-Looking Statements
Statements contained in this press release, which are not historical fact, constitute "Forward-Looking Statements." Actual results may differ materially due to numerous important factors that are described in Federal-Mogul's most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company's ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

CONTACT:	Jim Burke (248) 354-4530 for media questions
David Pouliot (248) 354-7967 for investor questions

FEDERAL-MOGUL CORPORATION
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
	(Millions of Dollars, Except Per Share Amounts)

Net sales	$1,800	$1,598	$3,524	$3,087
Cost of products sold	(1,501)	(1,324)	(2,946)	(2,559)

Gross margin	299	274	578	528

Selling, general and administrative expenses	(173)	(169)	(350)	(353)
OPEB curtailment gain	—	4	—	4
Interest expense, net	(32)	(32)	(63)	(65)
Amortization expense	(12)	(12)	(24)	(24)
Equity earnings of non-consolidated affiliates	10	10	20	17
Restructuring expense, net	—	(5)	(1)	(6)
Other expense, net	(10)	(2)	(11)	(23)

Income before income taxes	82	68	149	78
Income tax expense	(17)	(18)	(31)	(11)

Net income	65	50	118	67
Less net income attributable to
noncontrolling interests	(1)	(1)	(3)	(4)

Net income attributable to Federal-Mogul	$64	$49	$115	$63

Income per common share:

Basic	$0.65	$0.50	$1.16	$0.64

Diluted	$0.64	$0.49	$1.15	$0.63

FEDERAL-MOGUL CORPORATION
Consolidated Balance Sheets

	(Unaudited)
	June 30	December 31
	2011	2010
	(Millions of Dollars)
ASSETS
Current assets:
Cash and equivalents	$1,042	$1,105
Accounts receivable, net	1,217	1,075
Inventories, net	1,022	847
Prepaid expenses and other current assets	246	244

Total current assets	3,527	3,271

Property, plant and equipment, net	1,933	1,802
Goodwill and indefinite-lived intangible assets	1,426	1,431
Definite-lived intangible assets, net	460	484
Investments in non-consolidated affiliates	243	210
Other noncurrent assets	107	98

	$7,696	$7,296

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$84	$73
Accounts payable	819	660
Accrued liabilities	407	428
Current portion of postemployment benefit liability	48	47
Other current liabilities	148	143

Total current liabilities	1,506	1,351

Long-term debt	2,747	2,752
Postemployment benefits	1,182	1,172
Long-term portion of deferred income taxes	475	470
Other accrued liabilities	182	186

Shareholders' equity:
Preferred stock ($.01 par value; 90,000,000 authorized shares;
none issued)	—	—
Common stock ($.01 par value; 450,100,000 authorized shares;
100,500,000 issued shares; 98,904,500 outstanding shares
as of both June 30, 2011 and December 31, 2010)	1	1
Additional paid-in capital, including warrants	2,150	2,150
Accumulated deficit	(237)	(352)
Accumulated other comprehensive loss	(397)	(505)
Treasury stock, at cost	(17)	(17)

Total Federal-Mogul shareholders' equity	1,500	1,277
Noncontrolling interests	104	88
Total shareholders' equity	1,604	1,365

	$7,696	$7,296

FEDERAL-MOGUL CORPORATION
Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30
	2011	2010
	(Millions of Dollars)
Cash Provided From (Used By) Operating Activities
Net income	$118	$67
Adjustments to reconcile net income to net cash provided from
(used by) operating activities:
Depreciation and amortization	139	162
Restructuring expense, net	1	6
Payments against restructuring liabilities	(14)	(20)
Payments to settle non-debt liabilities subject to compromise, net	(1)	(16)
Equity earnings of non-consolidated affiliates	(20)	(17)
Cash dividends received from non-consolidated affiliates	—	24
Change in postemployment benefits, including pensions	(11)	4
Loss on Venezuelan currency devaluation	—	20
Gain on sale of property, plant and equipment	—	(2)

Changes in operating assets and liabilities:
Accounts receivable	(113)	(212)
Inventories	(148)	(21)
Accounts payable	141	122
Other assets and liabilities	(2)	60
Net Cash Provided From Operating Activities	90	177

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(177)	(98)
Payments to acquire business	—	(39)
Net proceeds from the sale of property, plant and equipment	—	2
Net Cash Used By Investing Activities	(177)	(135)

Cash Provided From (Used By) Financing Activities
Principal payments on term loans	(15)	(15)
Decrease in other long-term debt	(2)	(2)
Increase in short-term debt	11	5
Net proceeds (remittances) on servicing of factoring arrangements	5	(12)
Net Cash Used By Financing Activities	(1)	(24)

Effect of foreign currency exchange rate fluctuations on cash	25	(16)
Effect of Venezuelan currency devaluation on cash	—	(16)
Effect of foreign currency fluctuations on cash	25	(32)

Decrease in cash and equivalents	(63)	(14)

Cash and equivalents at beginning of period	1,105	1,034

Cash and equivalents at end of period	$1,042	$1,020

FEDERAL-MOGUL CORPORATION
Reconciliation of Non-GAAP Financial Measures (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
	Millions of Dollars

Net income	$65	$50	$118	$67
Depreciation and amortization	71	81	139	162
Interest expense, net	32	32	63	65
Expense associated with U.S. based funded pension plans	11	13	22	26
Adjustment of assets to fair value	3	4	3	8
Restructuring expense, net	—	5	1	6
OPEB curtailment gain	—	(4)	—	(4)
Income tax expense	17	18	31	11
Other	1	—	1	(4)
Operational EBITDA	$200	$199	$378	$337

Net cash provided from operating activities	$99	$97	$90	$177
Net cash used by investing activities	(77)	(91)	(177)	(135)
Cash Flow	$22	$6	$(87)	$42

Management believes that Operational EBITDA most closely approximates the cash flow associated with the operational earnings of the Company and uses Operational EBITDA to measure the performance of its operations. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, expense associated with U.S. based funded pension plans and OPEB curtailment gains or losses.

* Please note accent over 'e' in Jose Maria Alapont